                                                               Exhibit 23.02

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 10, 1995, with respect to the consolidated financial statements and schedule of The Actava Group Inc. included in Form 10-K of The Actava Group, Inc. for the year ended December 31, 1994 as amended by Amendment No. 1 on Form 10K/A on April 28, 1995 and Amendment No. 2 on Form 10K/A on July 13, 1995, and incorporated by reference in the Form 10-K of Triton Group Ltd. for the year ended March 31, 1996 as amended by Form 10K/A on July 26, 1996 and March 12, 1997, which is in turn incorporated by reference in the Proxy Statement of Triton Group Ltd. for the merger with Security Systems Holdings, Inc.



                                                  /s/ ERNST & YOUNG LLP

Atlanta, Georgia
March 11, 1997